Exhibit 2.1
                                  -----------



                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         This First Amendment to Agreement and Plan of Merger ("Amendment") is dated June 29, 2006 by and among Dauphin Technology, Inc., an Illinois corporation ("Dauphin"), GeoVax Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Dauphin ("Merger Subsidiary"), and GeoVax, Inc., a Georgia corporation ("GeoVax").

         WHEREAS, the parties to this Amendment entered into a certain Agreement and Plan of Merger dated January 20, 2006 ("Merger Agreement"); and

         WHEREAS, the parties to this Amendment desire to amend the Merger Agreement as hereinafter provided;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

         1. All capitalized terms not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

         2. Section 1.4 (e) is hereby modified to read as follows:

              "(e) Immediately prior to Closing, Dauphin will have no more than 243,000,000 shares of Dauphin common stock outstanding. Immediately prior to the Closing, Dauphin will have Dauphin Convertible Securities issued and outstanding in an amount not greater than the amount set forth on Schedule 1.10. Immediately after the Closing, there will be approximately 733,332,879 shares of Dauphin Stock issued and outstanding, not including any shares issued in connection with the GeoVax's Convertible Securities or the Dauphin Convertible Securities."

         3. Section 1.10 is hereby modified to read as follows:

              "1.10  Dauphin  Securities  and  Dauphin  Convertible  Securities.
         Schedule 1.10 attached hereto describes all Dauphin securities, debts and other interests that are to be converted into Dauphin Common Stock prior to or at the Closing. Schedule 1.10 also describes all Dauphin stock purchase warrants (the "Dauphin Convertible Securities") that will not be converted prior to Closing but that will remain issued and outstanding according to their current terms and conditions.

              Notwithstanding anything else contained herein to the contrary, at the time of Closing, exclusive of any Dauphin securities to be issued in the Merger, the number of shares of Dauphin Common Stock shall not exceed 243,000,000 and the number of Dauphin Convertible Securities shall not exceed the amount set forth in Schedule 1.10."

         4.  Schedule  1.10 is deleted and replaced  with the attached  Schedule
1.10.


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         5. Section 6.1 (b) is hereby modified to read as follows:

              "(b) As a condition to the execution of this Amendment, Dauphin shall pay to GeoVax no less than $2,000,000 in net cash proceeds, free and clear of any Encumbrance, resulting from a private placement of Dauphin's common stock or convertible notes, occurring at, or prior to, the Closing, as a non-refundable deposit in furtherance of the Closing of the transaction described herein and in satisfaction of the condition to raise any additional net cash proceeds from such private placement. Notwithstanding the foregoing, Dauphin shall use its best efforts to raise an additional $11,000,000 in net cash proceeds, free and clear of any Encumbrance, resulting from a private placement of Dauphin's common stock or convertible notes, occurring at, or prior to, or within ninety (90) days following the Closing. At any time at, or within ninety (90) days following the Closing, Dauphin shall provide GeoVax with new signature cards provided by the bank where any such additional funds are deposited naming one or more designees of GeoVax to be the new signatories with full power of disposition of such account from and after the Closing."


         6. Section 8.1 (a) (3) is modified to read as follows:

              "(3) if the Closing Conditions have not been satisfied by the close of business on September 1, 2006;"

         7. Section 8.1 (b) (3) is modified to read as follows:

              "(3) if the Closing Conditions have not been satisfied by the close of business on September 1, 2006;"

         8. This Amendment shall be effective upon GeoVax's receipt of the payment referenced in Section 5 hereof. Except as amended hereby, the Merger Agreement shall continue in full force and effect in accordance with its terms.



         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Dauphin Technology, Inc.,                   GeoVax, Inc.,
an Illinois corporation                     a Georgia corporation

By: /s/ Andrew J. Kandalepas
----------------------------
President and Chief
Executive Officer
                                             By: /s/ Donald Hildebrand
                                                ----------------------
                                             President and Chief Executive
                                             Officer
GeoVax Acquisition Corp.,
a Georgia corporation

By: /s/ Andrew J. Kandalepas
----------------------------
President and Chief Executive Officer